FIRST AMENDED AND RESTATED PARTICIPATION AGREEMENT

Strome Mezzanine Fund LP ("Strome Mezz"), Strome Alpha Fund LP ("Strome Alpha" and, together with Strome Mezz, "Participant") and HEP Investments, LLC, a Michigan limited liability company (in its capacity as a first lien lender "Lender" and, with the Participant, each a "Party" and collectively the "Parties"), enter into this First Amended and Restated Participation Agreement ("Agreement") on the date stated below.

Recitals:

A.The Parties entered into that certain Participation Agreement, dated as of July 21, 2017, as amended (the "Original Agreement") and the Parties desire to enter into this Agreement in order to amend and restate the Original Agreement in its entirety.

B.Zivo Bioscience, Inc., a Nevada corporation ("Borrower"), is indebted to Lender pursuant to a Loan Agreement (as amended from time to time) and an Eleventh Amended and Restated Senior Secured Convertible Promissory Note, in the face amount of up to $20,000,000.00. In connection therewith, the Borrower and its affiliates have delivered to Lender, without limitation, the Security Agreement, an IP Security Agreement, a Guaranty of Health Enhancement Corporation and HEPI Pharmaceuticals, Inc., a Security Agreement (Subsidiaries) and various patent assignments (each of the foregoing together with all such other loan, guarantee and collateral documents collectively, as amended and/or restated from time to time, the "Loan Documents"). All capitalized terms not defined in this Agreement shall have the same meaning as defined in one or more of the Loan Documents, as context dictates; and without limiting the generality of the foregoing, the term "Obligations" as used herein shall have the meaning set forth in that certain Security Agreement, dated as of December 1, 2011.

C.Pursuant to the Loan Documents, the Lender made available to the Borrower a loan facility pursuant to the Loan Documents (the "Loan Facility" and the previously-funded portion of the loan thereunder, the "Loan").

D.The Participant seeks to purchase from Lender and Lender seeks to sell to Participant for cash, at par, a participation interest ("Participation") in the Loan and Loan Documents.

The Parties agree as follows:

Terms and Conditions

1.Pursuant to the Original Agreement, Strome Mezz purchased a $1,000,000 Participation in the Loan and Loan Documents and Strome Alpha purchased a $500,000 Participation in the Loan and Loan Documents (the "Original Purchase Price") and such Participations have been paid in full by the Participant. Strome Mezz absolutely and unconditionally agrees to purchase another Participation in the Loan and Loan Documents in the amount of $691,187.08 (the "New Purchase Price" and, together with the Original Purchase Price, the "Purchase Price"). The New Purchase Price shall be paid in full by Participant on the date hereof

2.Effective as of the date of payment of the relevant portion of the Purchase Price in good funds, Lender sells and grants to the Participant, and Participant accepts and purchases from Lender, a participation in the Loan and Loan Documents in a principal equivalent amount equal to the portion of the Purchase Price funded by Participant at such time.

3.(a)Without further action by Lender, execution and delivery of this Agreement and receipt by Lender of the relevant portion of the Purchase Price shall constitute a sale and purchase of the corresponding portion of the Participation and shall confer on the applicable Participant with respect to the Participation an interest in the Loan and Loan Documents in an amount equal to the Purchase Price (the "Participant Portion").

(b)Lender shall have the right to apply payments of any kind from any source, including the proceeds of any collateral security, to Lender's interest in the Loan, including all interest, fees, costs and expenses due to Lender from Borrower pursuant to the Loan Documents, and including any and all indebtedness, obligations or liabilities for which Borrower would otherwise be liable to Lender pursuant to the Loan Documents were it not for the invalidity, irregularity or unenforceability of them by reason of any bankruptcy, insolvency or other law or order of any kind, or for any other reason, in any manner in Lender's sole and unfettered discretion, except, notwithstanding the foregoing, any payments applied by Lender to Lender's interest, principal or fees (including prepayment fees) shall also be applied pro rata and paid to Participant for Participant's interest, principal and fees (including prepayment fees).

4.Lender shall have the right to manage, perform, and enforce the terms of the Loan Documents and to exercise and enforce all of the privileges and rights exercisable by it under the Loan Documents, in its sole discretion, without the concurrence of Participant, including the right to amend the Loan Documents, to amend, modify, waive, terminate or release any of the obligations of Borrower; provided, that notwithstanding the foregoing, without Participant's written consent, Lender shall take no action or grant any consent or waiver, or amend the Loan Documents, to the extent any such item (A) materially and adversely affects the Participant's interests or the Participant Portion in a manner divergent or disproportionate to the effect on the Lender's interests, (B) reduces the interest rate payable under the Loan Documents, (C) extends the maturity date on the Loan beyond the date twenty (20) months after [ ], 2018 or extending the maturity date on the Loan if the Loan has already been accelerated, if Borrower has filed for dissolution, liquidation or federal bankruptcy protection or if an involuntary federal bankruptcy petition has been filed against Borrower and such petition has not been dismissed within forty-five days, (D) forgives or waives the payment of the Loan; (E) causes or permits the Loan Documents to not provide for the Lender to pass through the express requirements hereof to the Participant (e.g., removing rights to equity or conversion in a manner that does not permit the Lender to provide the shares contemplated hereby); or (F) results in the conversion of the indebtedness underlying the Participation without the consent of each Participant (which may be withheld in Participant's sole discretion). Notwithstanding clause (F) of the foregoing proviso, Lender may, without the consent of either Participant, elect to convert indebtedness owing to it from Borrower as contemplated by the Loan Documents if (i) Participant's beneficial interest in the Loan Documents and the indebtedness thereunder remains unchanged after Lender's conversion thereof (e.g., if Participants collectively hold a $2,191,187.08 Participation in the indebtedness under the Loan Documents prior to Lender's conversion, they continue to hold such amount, as a beneficial interest in convertible indebtedness and without participating in any conversion, upon completion of the Lender's conversion) and (ii) to the extent reasonably requested by either Participant, the Borrower and Lender (and, in each case, their affiliates) execute and deliver documentation in connection with Lender's conversion sufficient to effect and evidence the Participants' unchanged Participation (and Borrower agrees to reimburse Participants' reasonable and documented expenses in connection therewith). To the extent Lender's direct beneficial interest in the principal amount of indebtedness outstanding under the Loan Documents is or becomes, by virtue of conversion or otherwise, less than the principal amount of such indebtedness beneficially owned by the Participants, taken as a whole, the Borrower and Lender (and, in each case, their affiliates) agree to give notice thereof to Participants and, thereafter, upon Participants' request, cause the Loan Documents and indebtedness thereunder to be assigned directly to Participants, such that Participants hold such Obligations in their own name and succeed to all rights, including any voting and control rights, of the Lender thereunder (and Borrower agrees to reimburse Participants' reasonable and documented expenses in connection therewith); provided, to the extent the Lender is counterparty to other participations (not with the Participants) with respect to the Loan Documents that will remain outstanding (after giving effect to any contemplated conversions) at the time of such a required assignment, the parties agree to cooperate in good faith to, at the election of the Participants and as they may agree with such other participants, either (x) maintain such other participations through the Participants' holding of the Loan Documents or (y) cause such other participations to become direct debt obligations payable to the relevant participation holder (and the parties hereto agree to execute and deliver any documents reasonably necessary to effect or evidence the foregoing). This Agreement shall not be construed to create a fiduciary relationship between Lender and Participant. Participant acknowledges and agrees that Lender's actions under this Agreement are strictly administrative and any repayment of principal or interest to any Participant is solely dependent upon Borrower. Except for: (i) a breach of the terms of this Agreement, or (ii) the gross negligence or willful misconduct of Lender, as determined by a final non-appealable judgment of a court of competent jurisdiction, Participant exonerates Lender of and from any obligation or liability, express or implied, for any loss, depreciation of or failure to realize upon the Loan or any Collateral, or for failure to collect or receive payments of any sums owing from Borrower or any guarantors, or for any mistake, omission, or error of judgment in passing upon or accepting the Loan, the Collateral, the Loan Documents, or in making of any advances of monies or extensions of credit to Borrower, or in making any examinations, audits or reviews of the affairs of Borrower, or in granting to Borrower extensions of time for payment of the Loan or in administering or monitoring the Collateral for the Loan. Moreover, Lender does not assume and does not have any obligation or liability and Lender undertakes no guaranties, express or implied, with respect to the existing or future financial worth or responsibility of Borrower or any guarantor or of any of the account debtors of Borrower, with respect to the genuineness or value of the Collateral, or with respect to the payment or the collectability of the Loan.

5.In the event that the Loan is converted into shares of common stock of Borrower in accordance with the requirements of Section 4, Participant shall receive Twenty-One Million One Hundred and Ninety-One Thousand One Hundred and Eighty-Seven (21,911,870) shares of common stock of Borrower, and additional shares of common stock for one-half of the accrued but unpaid interest due Participant hereunder at a conversion price of ten cents ($0.10) per share, in complete satisfaction of any and all rights or obligations under this Agreement, the Loan and/or the Loan Documents, other than the rights set forth in Section 24.

The shares of common stock of Borrower issuable to Participant under this Section 5 shall be allocated 100% to Strome Mezz.

6.Interest on the Purchase Price outstanding from time to time shall accrue at the interest rate(s) provided in the Loan Documents. The Lender represents and warrants that, as of the date hereof, the interest rate provided for in the Loan Document is 11% per annum.

7.Participant represents to Lender that Participant accepts (and is able to bear) the financial risks inherent in the Participation and does not foresee the occurrence of any event that would alter that ability. Further, Participant accepts the full risk of nonpayment of the Loan underlying the Participation by the Borrower and agrees that Lender shall not be responsible for the performance or observance by Borrower or any guarantor.

8.Lender warrants and represents to Participant on a continuing basis that: (i) it has the right, power and authority to sell and assign to Participant the Participation in the Loan and Loan Documents free and clear of all claims, liens and encumbrances whatsoever; (ii) Lender has no knowledge of any fact which would impair the validity of the Loan Documents; (iii) there are valid, binding and legally-enforceable first liens in the Collateral; (iv) Borrower is current in its payment of the Obligation, and no setoffs or counterclaims exist that the Borrower may exercise against Lender; and (v) the execution, delivery and performance of this Agreement do not conflict with, or give rise to a default under, any Loan Document.

9.Participant further acknowledges that the Participation is being made at Participant's request and is the purchase of an interest in an ordinary debt and related collateral security, if any, and is not and shall not be construed to be a "security" as that term is defined under any applicable state or federal securities laws.

10.Participant acknowledges that Participant had an opportunity to make such review and investigation as Participant and Participant's attorneys and advisors believe to be necessary to enable Participant to make an independent, informed judgment with respect to the creditworthiness of Borrower, the value and extent of the Collateral, Lender's rights against Borrower and Borrower's assets and the desirability of purchasing the Participation. Participant also acknowledges that Participant is experienced and knowledgeable in financial matters, and that Participant is not purchasing the Participation for purposes of investment gain (other than the possible payment of interest thereon), and that Participant has all necessary information to make an independent, informed judgment with respect to the financial status and condition of the Borrower.

11.Lender shall use its commercially reasonable efforts to promptly collect, when due, all payments of the principal of, the interest on, and all other amounts with respect to the Loan Documents. Upon receipt of any such amount, whether consisting of any payment of principal, interest or fees (including prepayment fees) upon or in connection with the Loan, or any amount realized upon liquidation of the Collateral, or any amount received by the Lender from any guarantor or other person liable on the Loan or in respect of the Loan Documents, or any amount received by setoff or otherwise, and whether payment is voluntary or involuntary, Lender shall pay to Participant its pro rata share (based on Participant's Participation) of such amounts. Such payments shall be distributed on a pari passu basis with the Lender. Provided, the foregoing shall not apply to amounts applied to reasonable out-of-pocket, third-party costs and expenses, or to indemnities (in respect of third-party claims against Lender), paid to the Lender by the Borrower under the express provisions Loan Documents (as in effect on the date hereof), which may be paid first to the Lender (in each case, to the extent doing so does not reduce the outstanding principal, interest or fees due Lender).

12.Lender agrees, upon learning thereof, to promptly notify Participant in writing of any breach or default by the Borrower in repayment of the Loan or otherwise under the Loan Documents or any agreement or document evidencing, securing, guaranteeing or otherwise relating to the Loan Documents. Such notice shall specify the nature of the breach or default. Lender also agrees to furnish to Participant, promptly after Lender's receipt (unless the same are publicly filed with the Securities and Exchange Commission): (i) financial statements concerning the operations and financial position of the Borrower, its affiliates and/or any guarantor, including both statement of income and retained earnings, a balance sheet and a statement of cash flows, and (ii) all other information received from the Borrower, its affiliates and/or any guarantor relating to them or the Loan Documents.

13.Except as expressly set forth herein, nothing in this Agreement shall be construed to limit or restrict Lender from in any way exercising any rights or remedies arising out of the Loan Documents or any documents or agreements executed by Borrower or provided for under applicable law. Except as expressly set forth herein, Participant shall have no direct right to enforce any of the Loan Documents, including, but not limited to, exercising any rights or remedies arising out of the Loan Documents or any documents or agreements executed by Borrower or provided for under applicable law. Additionally, Lender shall notify Participant in writing of any such actions to enforce any rights or remedies and shall allow Participant the ability be present in any negotiations regarding the same. All rights, remedies and privileges against the Borrower with respect to the Loan, the Collateral, and the Loan Documents may only be exercised by Lender without any requirement of consent or approval of Participant (except to the extent expressly set forth herein). Participant shall not contest, challenge, or object to any of Lender's claims against Borrower (including any claim under 11 U.S.C. § 506(b) in any bankruptcy proceeding), or the extent, validity, perfection, or priority of Lender's liens that secure the Loan (except, in each case, to the extent expressly contemplated hereby).

14.References to Lender in this Agreement shall be deemed to include its respective affiliates, successors, assigns, employees, agents, auditors, officers, directors, and attorneys.

15.(a)Participant agrees not to sell, assign, or transfer or suffer any sale, assignment or transfer of, in whole or in part, its Participation or its interest in the Loan without the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed.

(b)Notwithstanding anything in this Agreement or the Loan Documents to the contrary, Lender may sell, assign, or transfer, in whole or in part, the Loan to any person or entity, without the consent of Participant, upon 5 business days' prior written notice to Participant. Notwithstanding any such sale, assignment or transfer, or any subsequent assignment or transfer, the senior obligations of Borrower to Lender shall, subject to the terms of this Agreement, be and remain senior for purposes of this Agreement, and every assignee or transferee of any of the senior debt or of any interest in it shall, to the extent of such interest be entitled to rely upon and be the third party beneficiary of the terms provided under this Agreement, and be entitled to enforce the terms and provisions of this Agreement to the same extent as if such assignee or transferee were initially a party to this Agreement. Any such sale, assignment or transfer of a Loan by the Lender (or any assignee or successor thereto) shall be subject to Participant's rights under this Agreement, which shall be acknowledged in writing by such assignee prior to completion of the applicable assignment.

16.Participant acknowledges that Lender may sell more than one participation in the Loan and Loan Documents, to the extent (x) such participations do not entail or cover more of an interest than held by Lender or (y) reduce in any manner the Lender's obligations hereunder.

17.This Agreement shall be construed in accordance with the laws of the State of Michigan. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

18.Any notice or other instrument to be given hereunder must be in writing and, except as otherwise provided in this Agreement, will be deemed to be duly given if delivered by hand, sent by electronic mail in PDF format, or sent by fax to the Party to which a communication is intended to be given, and any notice so delivered or sent will be deemed to have been duly given at the time of delivery on the day on which it was so delivered or sent. Until changed by notice in the manner described above, the addresses of the Parties for the purpose of notice will be:

If to Lender:	HEP Investments, LLC
2804 Orchard Lake Road, Suite 205
Keego Harbor, Michigan 48320
Attn: Laith Yaldoo

If to Participant:	Strome Mezzanine Fund, LP
Strome Alpha Fund, LP
c/o Mark Strome
100 Wilshire Blvd.; Suite 1750
Santa Monica, California, 90401

19.This Agreement, the guaranty of Laith Yaldoo (the "Guaranty"), dated as of the date hereof, and, in each case, any other agreements referenced therein constitute the entire understanding of the Parties in connection with the matters referenced and, except with respect to the Guaranty, shall not be modified or altered except by a writing signed by Participant and Lender. There are no other agreements, oral or written, express or implied, relating to its subject matter other than this Agreement and the other agreements referenced and all prior agreements and understandings (including the Original Agreement) have been merged into this Agreement.

20.Participant acknowledges that Participant has reviewed (or has had the opportunity to review) this Agreement with counsel of their choice and has executed this Agreement of their own free will and accord and without duress or coercion of any kind by Lender or any other person or entity.

21.This Agreement may be executed in counterparts and facsimile copies of any signatures shall be treated as original signatures.

22. LENDER AND PARTICIPANT EACH HEREBY KNOWINGLY, VOLUNTARILY AND WITHOUT COERCION, WAIVE ALL RIGHTS TO A TRIAL BY JURY OF ALL DISPUTES INVOLVING OR RELATING TO THIS AGREEMENT.

23.Lender and Participant further agree as follows: (a) Lender has previously or, with respect to the New Purchase Price, shall promptly loan the Purchase Price to Borrower or, in the discretion of the Parties, the Participant may fund an installment of the Purchase Price directly to Borrower on behalf of Lender; (b) the Participation shall include the Purchase Price paid by the Participant plus all accrued interest thereon (including any prepayment fees); and (c) upon at least ten (10) days advance written notice from Strome Mezz or Strome Alpha to Lender, Lender shall promptly request the conversion of the portion of the Loan represented by the Participation into shares of common stock of Borrower pursuant to Section 5 above and deliver the number of shares set forth in such Section 5.

24.Borrower hereby acknowledges and agrees as follows: (a) on and after the date hereof, for so long as Participant or its affiliates beneficially own at least 15,000,000 shares of Borrower's common stock (or instruments convertible into or exercisable for at least such number of shares of common stock, when combined with the actual common stock owned thereby and, for the avoidance of doubt, including warrants to be issued upon a not-yet-due portion of the Purchase Price), Borrower shall allow Participant to designate one (1) representative (the "Observer") to attend all meetings (including telephonic meetings) of Borrower's Board of Directors solely as an observer and participate in a nonvoting capacity; provided however, that such observation right shall not apply to any matters to which Borrower reasonably wishes to maintain the attorney-client privilege, or any matters for which the participation or presence of the Observer during the discussion thereof would be unlawful or risk a potential claim against or liability to Borrower; (b) in the event that Lender or any other third party desires to make an investment in Borrower (whether in the form of debt or equity (or any agreement, instrument or security convertible or exercisable into, or otherwise requiring the issuance of, debt or equity) in a capital raising transaction but excluding (x) any open market offerings, (y) any securities issued under an equity incentive plan the primary purpose of which is not to raise capital and (z) any securities issued upon conversion or exercise pursuant to the terms of any outstanding debt instrument or securities (to the extent Participant was offered a Right of Participation on the underlying debt, the underlying debt was outstanding on the date hereof or the underlying debt constitutes ROFR Excluded New Debt), Borrower shall offer Participant the right (but not the obligation) to invest up to one hundred (100%) percent of such additional funds on the same terms and conditions as this Agreement or, if more favorable, the terms negotiated between Lender (or such third party) and Borrower (the "Right of Participation"); provided that the Right of Participation must be exercised within ten (10) days after Participant's receipt of written notice thereof, provided further that: (i) the Right of Participation shall not apply to the balance of up to an additional $2.0 million that Lender began loaning to Borrower as of April 1, 2018 or any additional loans made by Chris Maggiore in the amount of up to $500,000 (collectively, the "ROFR Excluded New Debt"), (ii) the Right of Participation shall terminate on the third (3) anniversary of the date of this Agreement, (iii) the Right of Participation shall not apply to any investment in Borrower (whether in the form of debt or equity or any agreement, instrument or security convertible or exercisable into, or otherwise requiring the issuance of, debt or equity) resulting from the ongoing efforts of Cascade Partners LLC, and (iv) the Right of Participation shall immediately terminate if Participant fails to pay any portion of the Purchase Price when due hereunder; (c) on the date hereof, Strome Mezz shall receive warrants to purchase 1,000,000 shares of common stock of Borrower at an exercise price of $0.10 per share substantially in the form attached as Exhibit A; (d) on the date hereof, Strome Mezz shall receive warrants to purchase 15,000,000 shares of common stock of Borrower at an exercise price of $0.10 per share substantially in the form attached as Exhibit A; (e) on the date hereof, Strome Mezz shall receive warrants to purchase 9,000,000 shares of common stock of Borrower at an exercise price of $0.10 per share substantially in the form attached as Exhibit B; and (f) Borrower represents that the forms of warrants referred to in the foregoing clauses (c), (d) and (e) are substantially identical to the warrants issued or that will be issued in favor of Lender or its affiliates in connection with the transactions contemplated hereby.

25.Without limiting anything to the contrary herein: (a) Strome Mezz shall receive 77.18% of all consideration and payments payable or distributable to Participant, and shall be responsible for 77.18% of all payments, responsibilities and requirements of Participant, under this Agreement; (b) Strome Alpha shall receive 22.82% of all consideration and payments payable or distributable to Participant, and shall be responsible for 22.82% of all payments, responsibilities and requirements of Participant, under this Agreement; and (c) Strome Mezz and Strome Alpha shall act jointly in any action required or permitted to be taken by Participant under this Agreement other than with respect to provisions where it is reasonably practicable for either such person to act singly.

[Signatures Begin on Next Page]

IN WITNESS WHEREOF, the parties have executed this Participation Agreement as of June 6, 2018.

“LENDER”

HEP INVESTMENTS, LLC

By:	/s/ Laith Yaldoo
Laith Yaldoo, Managing Member

“PARTICIPANT’

STROME MEZZANINE FUND LP

By:	/s/ Mark Strome
Mark Strome, as President and CEO of Strome
Investment Management LP, its general partner

STROME ALPHA FUND LP

By:	/s/ Mark Strome
Mark Strome, as President and CEO of Strome
Investment Management LP, its general partner

For purposes of Section 24:

ZIVO BIOSCIENCE, INC.

By:	/s/ Philip M. Rice
Name:	Philip M. Rice
Its:	Chief Financial Officer